IMMEDIATE RELEASE

INTER PARFUMS, INC. SIGNS EXCLUSIVE AGREEMENT FOR
LANE BRYANT, THE FLAGSHIP BRAND OF CHARMING SHOPPES, INC.

New York, New York, March 28, 2011: Inter Parfums, Inc. (NasdaqGS: IPAR) today announced that it has entered into an exclusive agreement with a unit of Charming Shoppes, Inc. (NasdaqGS: CHRS) for its flagship brand, Lane Bryant.  Under the agreement, Inter Parfums will design and manufacture personal care products for the Lane Bryant brand, while Lane Bryant is responsible for marketing, promoting and selling these products.  The initial term of the contract, which may be extended by mutual consent, runs through December 31, 2015.

Inter Parfums and Lane Bryant have worked together to develop a line of performance-based bath, body and specialty products, which will be sold under Lane Bryant's Cacique brand.  The initial line of products will include a lip gloss collection, and will be launched at 150 Lane Bryant stores and at www.lanebryant.com in late spring, with chainwide rollout anticipated in early 2012.  Additional products, including additional body care products and a fine fragrance, are contemplated for holiday 2011.

Brian Woolf, President of Lane Bryant stated, "Skincare, fragrance and beauty go hand in hand with fashion, making these categories important additions to our product mix.  We have worked together with Inter Parfums to create a line of products dedicated to meeting the needs of our loyal Lane Bryant customers.  We look forward to growing the personal care category at Lane Bryant with our partners at Inter Parfums."

Andy Clarke, President of Inter Parfums USA, LLC stated, "We are extremely proud of our new association with Lane Bryant, a more than 100 year old American brand with an exceptionally loyal, feminine, fashionable and confident clientele. We share Lane Bryant's enthusiasm in bringing CaciquebodyTM to market.  Because personal care is a woman's most intimate accessory, we are launching under the Cacique name, Lane Bryant's intimate apparel brand."

About Lane Bryant

Lane Bryant is the nation's leading women's specialty full figured apparel retailer, providing stylish, high-quality fashion in sizes 14-28. The Lane Bryant collection includes a wide selection of career to casual apparel as well as accessories, hosiery and Cacique intimate apparel. Lane Bryant and Cacique fashions are available nationwide at its nearly 750 Lane Bryant stores, 106 Lane Bryant Outlet stores, and at lanebryant.com and cacique.com. Lane Bryant is owned and operated by Charming Shoppes, Inc. Please visit lanebryant.com for store locations and the latest fashion trend information.

About Inter Parfums, Inc.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron.  Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson, Nine West and Lane Bryant brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2010 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

Contact at Charming Shoppes, Inc. Gayle M. Coolick, Vice President, Investor Relations 215-638-6955